Exhibit 99.1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on
Schedule 13G (including any and all amendments thereto, the "Schedule 13G") relating to the Common Shares, par value $1.00 per share, of Array Digital Infrastructure, Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

     The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

     It is understood and agreed that a copy of this Joint Filing
Agreement shall be attached as an exhibit to the Schedule 13G, filed on behalf of each of the parties hereto.

     IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of September 22, 2026.

HAWK RIDGE CAPITAL MANAGEMENT LP
BY: HAWK RIDGE CAPITAL MANAGEMENT GP LLC, its general partner

/s/ Justine Leung
Name:  Justine Leung
Title: GC/CCO



/s/ David Brown
DAVID BROWN


HAWK RIDGE MASTER FUND LP
BY: HAWK RIDGE MANAGEMENT LLC, its general partner

/s/ Justine Leung
Name:  Justine Leung
Title: GC/CCO


HAWK RIDGE MANAGEMENT LLC

/s/ Justine Leung
Name:  Justine Leung
Title: GC/CCO


HAWK RIDGE CAPITAL MANAGEMENT GP LLC

/s/ Justine Leung
Name:  Justine Leung
Title: GC/CCO